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                                                                    Exhibit 99.1

                     SUPERIOR INDUSTRIES INTERNATIONAL, INC.

                           2003 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

         (a) to attract and retain the best available personnel for positions of substantial responsibility,

         (b) to provide additional incentive to selected key Employees, Consultants and Directors, and

         (c) to promote the success of the Company's business.

2. Definitions. For the purposes of this Plan, the following terms will have the following meanings:

         (a) "ADMINISTRATOR" means the Board or any of its Committees that administer the Plan, in accordance with Section 4.

         (b) "APPLICABLE LAWS" means the legal requirements relating to the administration of and issuance of securities under stock incentive plans, including, without limitation, the requirements of state corporations law, federal and state securities law, federal and state tax law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted. For all purposes of this Plan, references to statutes and regulations shall be deemed to include any successor statutes and regulations, to the extent reasonably appropriate as determined by the Administrator.

         (c) "BOARD" means the Board of Directors of the Company.

         (d) "CAUSE" shall have the meaning set forth in a Grantee's employment or consulting agreement with the Company (if any), or if not defined therein, shall mean (i) acts or omissions by the Grantee which constitute intentional material misconduct or a knowing violation of a material policy of the Company or any of its subsidiaries, (ii) the Grantee personally receiving a benefit in money, property or services from the Company or any of its subsidiaries or from another person dealing with the Company or any of its subsidiaries, in material violation of applicable law or Company policy, (iii) an act of fraud, conversion, misappropriation, or embezzlement by the Grantee or his conviction of, or entering a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof (other than DUI), or (iv) any material misuse or improper disclosure of confidential or proprietary information of the Company.

         (e) "CODE" means the Internal Revenue Code of 1986, as amended. For all purposes of this Plan, references to Code sections shall be deemed to include any successor Code sections, to the extent reasonably appropriate as determined by the Administrator.

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         (f) "COMMITTEE" means a Committee appointed by the Board in accordance with Section 4.

         (g) "COMMON STOCK" means the common stock of the Company.

         (h) "COMPANY" means Superior Industries International, Inc., a California corporation.

         (i) "CONSULTANT" means any person, including an advisor, who (i) is a natural person, (ii) provides bona fide services to the Company or a Parent or Subsidiary, and (iii) provides services that are not in connection with the offer or sale of securities in a capital-raising transaction, and that do not directly or indirectly promote or maintain a market for the securities of the Company; provided that the term "Consultant" does not include (A) Employees or
(B) Directors who are paid only a director's fee by the Company or who are not compensated by the Company for their services as Directors.

         (j) "CONTINUOUS STATUS AS AN EMPLOYEE, DIRECTOR OR CONSULTANT" means that the employment, director or consulting relationship is not interrupted or terminated by the Company, any Parent or Subsidiary, or by the Employee, Director or Consultant. Continuous Status as an Employee, Director or Consultant will not be considered interrupted in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave, or any other personal leave, provided, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute;
(ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor, or (iii) in the case of a Nonqualified Stock Option or Stock Award, the ceasing of a person to be an Employee while such person remains a Director or Consultant, the ceasing of a person to be a Director while such person remains an Employee or Consultant, or the ceasing of a person to be a Consultant while such person remains an Employee or Director.

         (k) "DIRECTOR" means a member of the Board.

         (l) "DISABILITY" means total and permanent disability as defined in
Section 22(e)(3) of the Code.

         (m) "EMPLOYEE" means any person, including Officers and Directors employed as a common law employee by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director's fee by the Company will be sufficient, in and of itself, to constitute "employment" by the Company.

         (n) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         (o) "FAIR MARKET VALUE" means, as of any date, the value of Common Stock determined as follows:

                  (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the National Market System of NASDAQ, the Fair Market Value of a Share of

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                           Common Stock will be (A) the closing sales price for
                           such stock (or the closing bid, if no sales are reported) as quoted on that system or exchange (or the system or exchange with the greatest volume of trading in Common Stock) on the last market trading day prior to the day of determination, or (B) any sales price for such stock (or the closing bid, if no sales are reported) as quoted on that system or exchange (or the system or exchange with the greatest volume of trading in Common Stock) on the day of determination, as the Administrator may select, as reported in the Wall Street Journal or any other source the Administrator considers reliable.

                  (ii) If the Common Stock is quoted on the NASDAQ System (but not on the NASDAQ National Market System) or is regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on (A) the last market trading day prior to the day of determination, or (B) the day of determination, as the Administrator may select, as reported in the Wall Street Journal or any other source the Administrator considers reliable.

                  (iii) If the Common Stock is not traded as set forth above, the Fair Market Value will be determined in good faith by the Administrator with reference to the earnings history, book value and prospects of the Company in light of market conditions generally, and any other factors the Administrator considers appropriate, such determination by the Administrator to be final, conclusive and binding.

         (p) "FAMILY MEMBER" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee's household (other than a tenant or employee), a trust in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent of the voting interests.

         (q) "GRANT NOTICE" shall mean a written notice evidencing certain terms and conditions of an individual Option grant. The Grant Notice is part of the Option Agreement.

         (r) "GRANTEE" shall mean (i) any Optionee or (ii) any Employee, Consultant or Director to whom a Stock Appreciation Right or Stock Award has been granted pursuant to this Plan.

         (s) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

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         (t) "NASDAQ" means the National Association of Securities Dealers, Ltd.
Automated Quotation System.

         (u) "NONQUALIFIED STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

         (v) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

         (w) "OPTION" means a stock option granted under this Plan.

         (x) "OPTION AGREEMENT" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement is subject to the terms and conditions of this Plan.

         (y) "OPTION EXCHANGE PROGRAM" means a program in which outstanding Options are surrendered in exchange for Options with a lower exercise price.

         (z) "OPTIONED STOCK" means the Common Stock subject to an Option.

         (aa) "OPTIONEE" means an Employee, Consultant or Director who holds an outstanding Option.

         (bb) "PARENT" means a "parent corporation" with respect to the Company, whether now or later existing, as defined in Section 424(e) of the Code.

         (cc) "PLAN" means this 2003 Equity Incentive Plan.

         (dd) "SECTION" means, except as otherwise specified, a section of this Plan.

         (ee) "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 16.

         (ff) "STOCK APPRECIATION RIGHT" means a right, granted by the Administrator under this Plan, to receive a payment based on the increase in the Fair Market Value of a Share after the date of grant.

         (gg) "STOCK AWARD" shall mean a grant or sale by the Company of a specified number of Shares upon terms and conditions determined by the Administrator. A Stock Award may be in the form of a "Stock Bonus," a "Stock Unit", or "Restricted Stock," as such terms are defined in Section 14.

         (hh) "SUBSIDIARY" means (i) a "subsidiary corporation" with respect to the Company, whether now or later existing, as defined in Section 424(f) of the Code, or (ii) a limited liability company, whether now or later existing, which would be a "subsidiary corporation" with respect to the Company under Section 424(f) of the Code if it were a corporation.

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3. Stock Subject to the Plan. Subject to the provisions of Section 16 of the
Plan, the maximum aggregate number of Shares which may be issued under the Plan will be 3,000,000 Shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

         If an Option or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, or if a Stock Award shall be cancelled or surrendered or expire for any reason without having been received in full, the Shares that were not purchased or received or that were cancelled will become available for future grant or sale under the Plan (unless the Plan has terminated). If the Company repurchases Shares which were issued pursuant to the exercise of an Option or Stock Appreciation Right or grant of a Stock Award, however, those repurchased Shares will not be available for future grant under the Plan.

4. Administration of the Plan.

         (a) Procedure.

                  (i) Composition of the Administrator. The Plan will be administered by (A) the Board, or (B) a Committee designated by the Board, which Committee will be constituted to satisfy Applicable Laws. Once appointed, a Committee will serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan. Notwithstanding the foregoing, unless the Board expressly resolves to the contrary, from and after such time as the Company is registered pursuant to
                           Section 12 of the Exchange Act, the Plan will be administered only by a Committee, which will then consist solely of persons who are both "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code; provided, however, the failure of the Committee to be composed solely of individuals who are both "non-employee directors" and "outside directors" shall not render ineffective or void any awards or grants made by, or other actions taken by, such Committee.

                  (ii) Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to Directors, Officers who are not Directors, and Employees and Consultants who are neither Directors nor Officers.

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         (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to that Committee, the Administrator will have the authority, in its discretion:

                  (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(o);

                  (ii) to select the Consultants, Employees or Directors to whom Options, Stock Appreciation Rights or Stock Awards may be granted;

                  (iii) to determine whether and to what extent Options, Stock Appreciation Rights or Stock Awards are granted, and whether Options are intended as Incentive Stock Options or Nonqualified Stock Options;

                  (iv) to determine the number of Shares to be covered by each Option, Stock Appreciation Right or Stock Award granted;

                  (v) to approve forms of Grant Notices, Option Agreements and agreements governing Stock Appreciation Rights and Stock Awards;

                  (vi) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any grant of Options, Stock Appreciation Rights or Stock Awards, including, but not limited to, (A) the Options' exercise price, (B) the time or times when Options or Stock Appreciation Rights may be exercised or Stock Awards will be vested, which may be based on performance criteria or other reasonable conditions such as Continuous Status as an Employee, Director or Consultant, (C) any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option, Stock Appreciation Right, Optioned Stock or Stock Award, based in each case on factors that the Administrator determines in its sole discretion, including but not limited to a requirement subjecting the Optioned Stock or Shares to (1) certain restrictions on transfer (including without limitation a prohibition on transfer for a specified period of time and/or a right of first refusal in favor of the Company), and (2) a right of repurchase in favor of the Company upon termination of the Grantee's Continuous Status as an Employee, Director or Consultant;

                  (vii) to reduce the exercise price of any Option to the Fair Market Value at the time of the reduction, if the Fair Market Value of the Common Stock covered by that Option has declined since the date it was granted;

                  (viii)   to construe and interpret the terms of this Plan;

                  (ix) to prescribe, amend, and rescind rules and regulations relating to the administration of this Plan;

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                  (x)      to modify or amend any Option, Stock Appreciation
                           Right or Stock Award, subject to Section 18(c);

                  (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option, Stock Appreciation Right or Stock Award previously granted by the Administrator;

                  (xii)    to institute an Option Exchange Program;

                  (xiii) to accelerate the vesting or exercisability of an Option, Stock Appreciation Right or Stock Award;

                  (xiv) to determine the terms and restrictions applicable to Options, Stock Appreciation Rights or Stock Awards; and

                  (xv) to make all other determinations it considers necessary or advisable for administering this Plan.

         (c) Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations will be final and binding on all holders of Options or Stock Awards. The Administrator shall not be required to exercise its authority or discretion on a uniform or nondiscriminatory basis.

5. Eligibility. Options granted under this Plan may be Incentive Stock Options or Nonqualified Stock Options, as determined by the Administrator at the time of grant. Nonqualified Stock Options, Stock Appreciation Rights and Stock Awards may be granted to Employees, Consultants and Directors. Incentive Stock Options may be granted only to Employees; provided, however, that Incentive Stock Options shall not be granted to Employees of a Subsidiary that is a limited liability company unless such limited liability company is wholly-owned by the Company or by a Subsidiary that is a corporation. If otherwise eligible, an Employee, Consultant or Director who has been granted an Option, Stock Appreciation Right, or Stock Award may be granted additional Options, Stock Appreciation Rights or Stock Awards.

6. Limitations on Grants of Incentive Stock Options. Each Option will be designated in the Grant Notice as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designations, if the Shares subject to an Optionee's Incentive Stock Options (granted under all plans of the Company or any Parent or Subsidiary), which become exercisable for the first time during any calendar year, have a Fair Market Value in excess of $100,000, the Options accounting for this excess will be treated as Nonqualified Stock Options. For purposes of this Section 6, Incentive Stock Options will be taken into account in the order in which they were granted, and the Fair Market Value of the Shares will be determined as of the time of grant.

7. Limit on Annual Grants to Individuals. From and after such time as the Company is required to be registered pursuant to Section 12 of the Exchange Act, no Grantee may receive grants, during any fiscal year of the Company or portion thereof, of Options and Stock Appreciation Rights, which, in the aggregate, cover more than 3,000,000 Shares,

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subject to adjustment as provided in Section 16. If an Option or Stock
Appreciation Right expires or terminates for any reason without having been exercised in full, the unpurchased Shares subject to that expired or terminated Option or Stock Appreciation Right will continue to count against the maximum numbers of Shares for which Options and Stock Appreciation Rights may be granted to a Grantee during any fiscal year of the Company or portion thereof.

8. Term of the Plan. Subject to Section 22, this Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 22. It will continue in effect for a term of ten years unless terminated earlier under Section 18. Unless otherwise provided in this Plan, its termination will not affect the validity of any Option, Stock Appreciation Right or Stock Award outstanding at the date of termination.

9. Term of Option. The term of each Option will be stated in the Option Agreement; provided, however, that in no event may the term be more than ten years from the date of grant. In addition, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five years from the date of grant or any shorter term specified in the Option Agreement, which shall continue to be governed by the terms of this Plan as though it remained in effect.

10. Option Exercise Price and Consideration.

         (a) Exercise Price of Incentive Stock Options. The exercise price for Shares to be issued pursuant to exercise of an Incentive Stock Option will be determined by the Administrator provided that the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant; provided, further that in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

         (b) Exercise Price of Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the exercise price for Shares to be issued pursuant to the exercise of any such Option will be determined by the Administrator.

         (c) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions which must be satisfied before the Option may be exercised. Exercise of an Option may be conditioned upon performance criteria or other reasonable conditions such as Continuous Status as an Employee, Director or Consultant.

         (d) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist partially or entirely of:

                  (i)      cash;

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                  (ii)     to the extent permitted by Applicable Law, a
                           promissory note made by the Optionee in favor of the Company;

                  (iii) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which an Option will be exercised;

                  (iv) to the extent permitted by Applicable Law, delivery of a properly executed exercise notice together with any other documentation as the Administrator and the Optionee's broker, if applicable, require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

                  (v) any other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

11. Exercise of Option.

         (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at times and under conditions determined by the Administrator and set forth in the Option Agreement; provided, however, that an Option may not be exercised for a fraction of a Share.

         An Option will be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, (ii) full payment for the Shares with respect to which the Option is exercised, and (iii) all representations, indemnifications and documents reasonably requested by the Administrator. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and this Plan. Shares issued upon exercise of an Option will be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. Subject to the provisions of Sections 15, 19, and 20, the Company will issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 16 of the Plan. Notwithstanding the foregoing, the Administrator in its discretion may require the Company to retain possession of any certificate evidencing Shares of Common Stock acquired upon exercise of an Option, if those Shares remain subject to repurchase under the provisions of the Option Agreement or any other agreement between the Company and the Optionee, or if those Shares are collateral for a loan or obligation due to the Company.

         Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

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         (b) Termination of Employment or Consulting Relationship or
Directorship. If an Optionee holds exercisable Options on the date his or her Continuous Status as an Employee, Director or Consultant terminates (other than because of termination due to Cause, death or Disability), the Optionee may exercise the Options that were vested and exercisable as of the date of termination for a period of 30 days following such termination (or such other period as is set forth in the Option Agreement or determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of such termination, the Shares covered by the unexercisable portion of the Option will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator. The Administrator may determine in its sole discretion that such unexercisable portion of the Option will become exercisable at such times and on such terms as the Administrator may determine in its sole discretion. If the Optionee does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator.

         (c) Disability of Optionee. If an Optionee holds exercisable Options on the date his or her Continuous Status as an Employee, Director or Consultant terminates because of Disability, the Optionee may exercise the Options that were vested and exercisable as of the date of termination for a period of 12 months following such termination (or such other period as is set forth in the Option Agreement or determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of such termination, the Shares covered by the unexercisable portion of the Option will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator. The Administrator may determine in its sole discretion that such unexercisable portion of the Option will become exercisable at such times and on such terms as the Administrator may determine in its sole discretion. If the Optionee does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator.

         (d) Death of Optionee. If an Optionee holds exercisable Options on the date his or her death, the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise the Options that were vested and exercisable as of the date of death for a period of 12 months following the date of death (or such other period as is set forth in the Option Agreement or determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of death, the Shares covered by the unexercisable portion of the Option will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator. The Administrator may determine in its sole discretion that such unexercisable portion of the Option will become exercisable at such times and on such terms as the Administrator may determine in its sole discretion. If the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan, unless otherwise set forth in the Option Agreement or determined by the Administrator.

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         (e) Termination for Cause. If an Optionee's Continuous Status as an
Employee, Director or Consultant is terminated for Cause, then all Options (including any vested Options) held by Optionee shall immediately be terminated and cancelled.

         (f) Disqualifying Dispositions of Incentive Stock Options. If Common Stock acquired upon exercise of any Incentive Stock Option is disposed of in a disposition that, under Section 422 of the Code, disqualifies the holder from the application of Section 421(a) of the Code, the holder of the Common Stock immediately before the disposition will comply with any requirements imposed by the Company in order to enable the Company to secure the related income tax deduction to which it is entitled in such event.

12. Non-Transferability of Options.

         (a) No Transfer. An Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. Notwithstanding the foregoing, to the extent that the Administrator so authorizes at the time a Nonqualified Stock Option is granted or amended, (i) such Option may be assigned pursuant to a qualified domestic relations order as defined by the Code, and exercised by the spouse of the Optionee who obtained such Option pursuant to such qualified domestic relations order, and (ii) such Option may be assigned, in whole or in part, during the Optionee's lifetime to one or more Family Members of the Optionee. Rights under the assigned portion may be exercised by the Family Member(s) who acquire a proprietary interest in such Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately before such assignment and shall be set forth in such documents issued to the assignee as the Administrator deems appropriate.

         (b) Designation of Beneficiary. An Optionee may file a written designation of a beneficiary who is to receive any Options that remain unexercised in the event of the Optionee's death. If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for the designation to be effective. The Optionee may change such designation of beneficiary at any time by written notice to the Administrator, subject to the above spousal consent requirement.

         (c) Effect of No Designation. If an Optionee dies and there is no beneficiary validly designated and living at the time of the Optionee's death, the Company will deliver such Optionee's Options to the executor or administrator of his or her estate, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Options to the spouse or to any one or more dependents or relatives of the Optionee, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

         (d) Death of Spouse or Dissolution of Marriage. If an Optionee designates his or her spouse as beneficiary, that designation will be deemed automatically revoked if the Optionee's marriage is later dissolved. Similarly, any designation of a beneficiary will be deemed automatically revoked upon the death of the beneficiary if the beneficiary predeceases the Optionee. Without limiting the generality of the preceding sentence, the

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

interest in Options of a spouse of an Optionee who has predeceased the Optionee or (except as provided in Section 12(a) regarding qualified domestic relations orders) whose marriage has been dissolved will automatically pass to the Optionee, and will not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor will any such interest pass under the laws of intestate succession.

13. Stock Appreciation Rights.

         (a) Persons Eligible. The Administrator, in its sole discretion, may grant Stock Appreciation Rights to Employees, Consultants, and Directors.

         (b) Terms of Grant. The Administrator shall determine at the time of the grant of a Stock Appreciation Right the time period during which the Stock Appreciation Right may be exercised (provided that in no event shall the term of a Stock Appreciation Right be more than 10 years from the date of grant) and any other terms that shall apply to the Stock Appreciation Right.

         (c) Exercise. A Stock Appreciation Right shall entitle a Participant to receive a number of Shares (without any payment to the Company, except for applicable withholding taxes), cash, or Shares and cash, as determined by the Administrator in accordance with Section 13(d) below. If a Stock Appreciation Right is issued in tandem with an Option, except as may otherwise be provided by the Administrator, the Stock Appreciation Right shall be exercisable during the period that its related Option is exercisable. A Grantee desiring to exercise a Stock Appreciation Right shall give written notice of such exercise to the Company, which notice shall state the proportion of Shares and cash that the Participant desires to receive pursuant to the Stock Appreciation Right exercised, if the Administrator permits such an election in its discretion. Upon receipt of the notice from the Grantee, the Company shall deliver to the person entitled thereto (i) a certificate or certificates for Shares and/or (ii) a cash payment, in accordance with Section 13(d) below. The date the Company receives written notice of such exercise hereunder is referred to in this Section 13 as the "exercise date." The delivery of Shares or cash received pursuant to such exercise shall take place at the principal offices of the Company within 30 days following delivery of such notice.

         (d) Number of Shares or Amount of Cash. Subject to the discretion of the Administrator to substitute cash for Shares, or Shares for cash, the number of Shares that may be issued pursuant to the exercise of a Stock Appreciation Right shall be determined by dividing: (a) the total number of Shares as to which the Stock Appreciation Right is exercised, multiplied by the amount by which the Fair Market Value of one Share on the exercise date exceeds the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right, by (b) the Fair Market Value of one Share on the exercise date; provided, however, that fractional shares shall not be issued and in lieu thereof, a cash adjustment shall be paid. In lieu of issuing Shares upon the exercise of a Stock Appreciation Right, the Administrator in its sole discretion may elect to pay the cash equivalent of the Fair Market Value of the Shares on the exercise date for any or all of the Shares that would otherwise be issuable upon exercise of the Stock Appreciation Right.

         (e) Effect of Exercise. If a Stock Appreciation Right is issued in tandem with an Option, the exercise of the Stock Appreciation Right or the related Option will result in an equal reduction in the number of corresponding Options or Stock Appreciation Rights that were granted in tandem with such Stock Appreciation Rights and Options.

         (f) Termination of Employment. Upon the termination of the Continuous Status as an Employee, Director or Consultant of a Grantee, any Stock Appreciation Rights then held by such Participant shall be exercisable within the time periods, and upon the same conditions with respect to the reasons for termination of the Continuous Status as an Employee, Director or Consultant, as are specified in Section 11 with respect to Options.

         (g) No Transfer. Except as the Administrator so authorizes at the time a Stock Appreciation Right is granted or amended, a Stock Appreciation Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. In the event of the death or dissolution of marriage of the Grantee, or the death of the Grantee's spouse, the provisions of Sections 12(b), (c), and (d) shall apply as if the Stock Appreciation Right were an Option.

14. Stock Awards.

         (a) Types of Stock Awards. Stock Awards may consist of Stock Bonuses, Stock Units, or Restricted Stock. A Stock Bonus shall be an outright grant of Shares or a sale of Shares to the Grantee below the Fair Market Value of the Shares on the date of grant. A Stock Grant may be subject to and conditioned upon certain employment or performance related goals, as determined by the Administrator in its Discretion. A Stock Unit shall be a measurement component equal to the Fair Market Value of one Share on the date on which a determination is made. Restricted Stock shall be Shares granted to sold to a Grantee that are subject to restrictions of the type set forth in Section 14(c).

         (b) Grant. Subject to the express provisions and limitations of the Plan, the Administrator, in its sole and absolute discretion, may grant Stock Awards to Employees, Consultants or Directors for a number of Shares on such terms and conditions and to such Employees, Consultants or Directors as it deems advisable and specifies in the respective grants. Subject to the limitations and restrictions set forth in the Plan, an Employee, Consultant or Director who has been granted an Option, Stock Appreciation Right or Stock Award may, if otherwise eligible, be granted additional Options, Stock Appreciation Rights or Stock Awards if the Administrator shall so determine.

         (c) Restrictions. The Administrator, in its sole and absolute discretion, may impose restrictions in connection with any Stock Award, including without limitation, (i) imposing a restricted period during which all or a portion of the Common Stock subject to the Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered (the "RESTRICTED PERIOD"), (ii) providing for a vesting schedule with respect to such Common Stock such that if a Grantee ceases to be an Employee, Consultant or Director during the Restricted Period, or if certain performance objectives are not met, some or all of the shares of Common Stock subject to the Stock Award shall be immediately forfeited and returned to the Company. The Administrator may, at any time, reduce or terminate the Restricted

Period. Each certificate issued in respect of shares of Common Stock pursuant to a Stock Award which is subject to restrictions shall be registered in the name of the Grantee, shall be deposited by the Grantee with the Company together with a stock power endorsed in blank and shall bear an appropriate legend summarizing the restrictions imposed with respect to such shares of Common Stock.

         (d) Rights As Shareholder. Subject to the terms of any agreement governing a Stock Award, the Grantee of a Stock Award shall have all the rights of a shareholder with respect to the Common Stock issued pursuant to a Stock Award, including the right to vote such Shares; provided, however, that dividends or distributions paid with respect to any such Shares which have not vested shall be deposited with the Company and shall be subject to forfeiture until the underlying Shares have vested unless otherwise provided by the Administrator in its sole discretion. A Grantee shall not be entitled to interest with respect to the dividends or distributions so deposited.

15. Withholding Taxes. The Company will have the right to take whatever steps the Administrator deems necessary or appropriate to comply with all applicable federal, state, local, and employment tax withholding requirements, and the Company's obligations to deliver Shares upon the exercise of an Option or Stock Appreciation Right or in connection with a Stock Award will be conditioned upon compliance with all such withholding tax requirements. Without limiting the generality of the foregoing, upon the exercise of an Option or Stock Appreciation Right, or the vesting of a Stock Award, the Company will have the right to withhold taxes from any other compensation or other amounts which it may owe to the Optionee, or to require the Optionee to pay to the Company the amount of any taxes which the Company may be required to withhold with respect to the Shares issued on such exercise or with respect to such Shares which have vested. Without limiting the generality of the foregoing, the Administrator in its discretion may authorize the Grantee to satisfy all or part of any withholding tax liability by (a) having the Company withhold from the Shares which would otherwise be issued in connection with a Stock Award or on the exercise of an Option or Stock Appreciation Right that number of Shares having a Fair Market Value, as of the date the withholding tax liability arises, equal to or less than the amount of the Company's withholding tax liability, or (b) by delivering to the Company previously-owned and unencumbered Shares of the Common Stock having a Fair Market Value, as of the date the withholding tax liability arises, equal to or less than the amount of the Company's withholding tax liability.

16. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset
Sale.

         (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, if the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company or a successor entity, or for other property (including without limitation, cash), through reorganization, recapitalization, reclassification, stock combination, stock dividend, stock split, reverse stock split, spin off or other similar transaction, an appropriate and proportionate adjustment will be made in the maximum number and kind of shares as to which Options, Stock Appreciation Rights and Stock Awards may be granted under this Plan. A corresponding adjustment changing the number or kind of shares allocated to Stock Awards or unexercised Options and Stock Appreciation Rights which have been granted prior to any such change will likewise be made. Any such adjustment in the outstanding Options will be made without change in the aggregate purchase price applicable to the unexercised portion of the Options but with a corresponding adjustment in the price for each share or other unit of any security covered by the Option. Such adjustment will be made by the Administrator, whose determination in that respect will be final, binding, and conclusive.

         Where an adjustment under this Section 16(a) is made to an Incentive Stock Option, the adjustment will be made in a manner which will not be considered a "modification" under the provisions of subsection 424(h)(3) of the Code.

         (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option or Stock Appreciation Right had not been previously exercised or a Stock Award had not previously vested, it will terminate immediately prior to the consummation of such proposed dissolution or liquidation. In such instance, the Administrator may, in the exercise of its sole discretion, declare that any Stock Award shall become vested or any Option or Stock Appreciation Right will terminate as of a date fixed by the Administrator and give each Grantee the right to exercise his or her Option or Stock Appreciation Right as to all or any part of the covered Shares, including Shares as to which the Option or Stock Appreciation Right would not otherwise be exercisable.

         (c) Corporate Transaction. Upon the happening of a merger, reorganization or sale of substantially all of the assets of the Company, the Administrator, may, in its sole discretion, do one or more of the following: (i) shorten the period during which Options or Stock Appreciation Rights are exercisable (provided they remain exercisable for at least 30 days after the date notice of such shortening is given to the Grantees); (ii) accelerate any vesting schedule to which an Option, Stock Appreciation Right or Stock Award is subject; (iii) arrange to have the surviving or successor entity or any parent entity thereof assume the Stock Awards, Stock Appreciation Rights and the Options or grant replacement options and stock appreciation rights with appropriate adjustments in the option prices and adjustments in the number and kind of securities issuable upon exercise or adjustments so that the Options, Stock Appreciation Rights or their replacements represent the right to purchase the shares of stock, securities or other property (including cash) as may be issuable or payable as a result of such transaction with respect to or in exchange for the number of Shares of Common Stock purchasable and receivable upon exercise of the Options or Stock Appreciation Rights had such exercise occurred in full prior to such transaction; or (iv) cancel Options, Stock Appreciation Rights or Stock Awards upon payment to the Optionees or Grantees in cash, with respect to each Option, Stock Appreciation Right or Stock Award to the extent then exercisable or vested (including, if applicable, any Options, Stock Appreciation Rights or Stock Awards as to which the vesting schedule has been accelerated as contemplated in clause (ii) above), of an amount that is the equivalent of the excess of the Fair Market Value of the Common Stock (at the effective time of the merger, reorganization, sale or other event) over (in the case of Options) the exercise price of the Option. The Administrator may also provide for one or more of the foregoing alternatives in any particular Option Agreement or agreement governing a Stock Appreciation Right or Stock Award.

17. Date of Grant. The date of grant of an Option, Stock Appreciation Right or Stock Award will be, for all purposes, the date as of which the Administrator makes the determination granting such Option, Stock Appreciation Right or Stock Award, or any other, later date determined by the Administrator and specified in the Option Agreement or agreement governing the Stock Appreciation Right or Stock Award. Notice of the determination will be provided to each Grantee within a reasonable time after the date of grant.

18. Amendment and Termination of the Plan.

         (a) Amendment and Termination. The Board may at any time amend, alter or suspend or terminate the Plan.

         (b) Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment that increases the number of Shares for which Options, Stock Appreciation Rights or Stock Awards may be granted, or to the extent necessary and desirable to comply with Section 422 of the Code (or any successor statute) or other Applicable Laws, or the requirements of any exchange or quotation system on which the Common Stock is listed or quoted. Such shareholder approval, if required, will be obtained in such a manner and to such a degree as is required by the Applicable Law or requirement.

         (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of a Grantee, unless mutually agreed otherwise between the Grantee and the Administrator. Any such agreement must be in writing and signed by the Grantee and the Company.

19. Conditions Upon Issuance of Shares.

         (a) Legal Compliance. Shares will not be issued in connection with a Stock Award or pursuant to the exercise of an Option or Stock Appreciation Right unless the exercise of such Option or Stock Appreciation Right and the issuance and delivery of such Shares will comply with all Applicable Laws, and will be further subject to the approval of counsel for the Company with respect to such compliance. Any securities delivered under the Plan will be subject to such restrictions, and the person acquiring such securities will, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Laws. To the extent permitted by Applicable Laws, the Plan and Options, Stock Appreciation Rights and Stock Awards granted hereunder will be deemed amended to the extent necessary to conform to such laws, rules and regulations.

         (b) Investment Representation. As a condition to the exercise of an Option or Stock Appreciation Right or grant of a Stock Award, the Company may require the person exercising such Option or Stock Appreciation Right or receiving such Stock Award to represent and warrant at the time of any such exercise or receipt that the Shares are being acquired only for investment and without any present intention to sell, transfer, or distribute such Shares.

20. Liability of Company.

         (a) Inability to Obtain Authority. If the Company cannot, by the exercise of commercially reasonable efforts, obtain authority from any regulatory body having jurisdiction for the sale of any Shares under this Plan, and such authority is deemed by the

Company's counsel to be necessary to the lawful issuance of those Shares, the Company will be relieved of any liability for failing to issue or sell those Shares.

         (b) Grants Exceeding Allotted Shares. If the Shares covered by an Option or Stock Appreciation Right or Shares subject to a Stock Award exceed, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, that Option, Stock Appreciation Right or Stock Award will be contingent with respect to such excess Shares, unless and until shareholder approval of an amendment sufficiently increasing the number of Shares subject to this Plan is timely obtained in accordance with Section 18(b).

         (c) Rights of Participants and Beneficiaries. The Company will pay all amounts payable under this Plan only to the Grantee, or beneficiaries entitled thereto pursuant to this Plan. The Company will not be liable for the debts, contracts, or engagements of any Grantee or his or her beneficiaries, and rights to cash payments under this Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company.

21. Reservation of Shares. The Company will at all times reserve and keep available for issuance a number of Shares sufficient to satisfy this Plan's requirements during its term.

22. Shareholder Approval. Continuance of this Plan will be subject to approval by the shareholders of the Company within 12 months before or after the date of its adoption. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws. Options, Stock Appreciation Rights and Stock Awards may be granted but Options and Stock Appreciation Rights may not be exercised, and Stock Awards may not vest, prior to shareholder approval of the Plan. If any Options, Stock Appreciation Rights or Stock Awards are so granted and shareholder approval is not obtained within 12 months of the date of adoption of this Plan by the Board, those Options, Stock Appreciation Rights or Stock Awards will terminate retroactively as of the date they were granted.

23. Legending Stock Certificates. In order to enforce any restrictions imposed upon Common Stock issued in connection with a Stock Award or upon exercise of an Option or Stock Appreciation Right granted under this Plan or to which such Common Stock may be subject, the Administrator may cause a legend or legends to be placed on any certificates representing such Common Stock, which legend or legends will make appropriate reference to such restrictions, including, but not limited to, a restriction against sale of such Common Stock for any period of time as may be required by Applicable Laws. Additionally, and not by way of limitation, the Administrator may impose such restrictions on any Common Stock issued pursuant to the Plan as it may deem advisable.

24. No Employment Rights. Neither this Plan nor any Option, Stock Appreciation Right or Stock Award will confer upon a Grantee any right with respect to continuing the Grantee's employment or consulting relationship with the Company, or continuing service as a Director, nor will they interfere in any way with the Grantee's right or the Company's right to terminate such employment or consulting relationship or directorship at any time, with or without cause.

25. Governing Law. The Plan will be governed by, and construed in accordance with the laws of the State of California (without giving effect to conflicts of law principles).

                                     - 19 -